Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

October 4, 2004

AMF Bowling Worldwide, Inc.
and the Guarantors set forth on Exhibit A
8100 AMF Drive
Richmond, Virginia 23111

Re: Registration Statement on Form S-4 (Registration No. 333-117668)

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to AMF Bowling Worldwide, Inc., a Delaware corporation (the "Issuer"), and the guarantors set forth on Exhibit A hereto (the "Guarantors" and, collectively with the Issuer, the "Registrants"). In this opinion letter: (i) AMF Bowling Products, Inc., AMF Bowling Centers, Inc., AMF Bowling Centers (Aust) International Inc., AMF Bowling Centers International Inc. and Boliches AMF, Inc., are also referred to collectively as the "Virginia Registrants"; (ii) AMF Beverage Company of Oregon, Inc. is also referred to as the "Oregon Registrant"; (iii) King Louie Lenexa, Inc. is also referred to as the "Kansas Registrant"; (iv) 300, Inc. is also referred to as the "Texas Registrant"; and (v) Bush River Corporation is also referred to as the "South Carolina Registrant." This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer's 10% Senior Subordinated Notes due 2010, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-117668) as originally filed with the Securities and Exchange Commission (the "Commission") on July 26, 2004, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as may be amended or supplemented from time to time, the "Indenture"), dated as of February 27, 2004, among the Issuer, the Guarantors and Wilmington Trust Company, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's outstanding 10% Senior Subordinated Notes due 2010 (the "Senior Notes"), of which $150,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

        In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement (as amended, supplemented or joined from time to time), dated as of February 27, 2004, by and among certain of the Registrants and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC, as Initial Purchasers.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

        Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Senior Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        Our advice on every legal issue addressed in this letter is based exclusively on the law of the States of California, Delaware and New York or the federal law of the United States. For purposes of our opinion that the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) McGuireWoods LLP with respect to the Virginia Registrants, the Texas Registrant and the South Carolina Registrant; (ii) Davis Wright Tremaine LLP with respect to the Oregon Registrant; and (iii) Lathrop & Gage L.C. with respect to the Kansas Registrant, that such Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, their respective states of organization. We are not licensed to practice in the States of Virginia, Oregon, Kansas, Texas or South Carolina and we have made no investigation of, and do not express or imply an opinion on, the laws of such states.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of California, Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely, /s/ Kirkland & Ellis LLP Kirkland & Ellis LLP

Exhibit A

Guarantors

AMF Bowling Products, Inc.

AMF BCH LLC

AMF WBCH LLC

American Recreation Centers, Inc.

AMF Bowling Centers, Inc.

AMF Beverage Company of Oregon, Inc.

King Louie Lenexa, Inc.

300, Inc.

Bush River Corporation

AMF Bowling Centers (Aust) International Inc.

AMF Bowling Centers International Inc.

AMF Bowling Mexico Holding, Inc.

Boliches AMF, Inc.

AMF Bowling Centers Holdings Inc.

AMF Worldwide Bowling Centers Holdings Inc.